EXHIBIT 11

BOISE CASCADE CORPORATION
Computation of Per Share Earnings
	Three Months Ended March 31
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	2001	2000
	_______	_______
	(thousands, except per share amounts)

Basic
Net income (loss) as reported	$(35,500)	$39,564
Preferred dividends (a)	(3,262)	(3,376)
	_______	_______
Basic income (loss)	$(38,762)	$36,188
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Average shares used to determine basic income (loss) per common share	57,353	57,212
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Basic income (loss) per common share	$(0.68)	$0.63
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Diluted
Basic income (loss)	$(38,762)	$36,188
Preferred dividends eliminated	3,262	3,376
Supplemental ESOP contribution	(2,706)	(2,886)
	_______	_______
Diluted income (loss)	$(38,206)	$36,678
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Average shares used to determine basic income (loss) per common share	57,353	57,212
Stock options and other	442	314
Series D Convertible Preferred Stock	3,743	3,972
	_______	_______
Average shares used to determine diluted income (loss) per common share	61,538	61,498
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Diluted income (loss) per common share (b)	$(0.62)	$0.60
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(a)	The dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.

(b)

Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the three months ended March 31, 2001, was the same as basic loss per common share.